Exhibit 99.1

Big Cat Energy Provides Operations Update

Gillette, Wyoming, March 31, 2008 – Big Cat Energy Corporation (OTCBB: BCTE) today provided an update on activities.

Over the past 2 months Management of Big Cat Energy has been in discussions and meetings with numerous Coal Bed Methane (CBM) operators in the Wyoming Powder River Basin (WPRB) to further pilot projects of the ARID Tool. As a result of these meetings another major CBM operator has agreed to test 4 pilot areas, each consisting of 2 to 4 wells. In addition, a smaller producer will begin testing several ARID tools in their project area, in the very near future.

As previously announced, Big Cat Energy stated that a major operator was going to test several ARID Tools in their project area, that company is Yates Petroleum Corp., of Artesia NM. Yates will be installing 6 ARID Tools within the coming weeks, (weather permitting). It is worth noting that the Yates permits were approved in 7 days by the Wyoming Department of Environmental Quality (WDEQ). This is significant because an average National Pollution Discharge Elimination System (NPDES) permit, which is the industry standard, takes over one year for approval.

Marathon Oil, who has 11 approved ARID permits from the WDEQ, has been delayed due to the severe weather conditions in Wyoming.This winter has been one of the worst of recent memory and has hindered all operators in the WPRB. In addition, April and May is when Wyoming receives its greatest snow fall. June 15th is typically the peak runoff period in the state which means there is also muddy conditions to contend with that can further hamper operations. Remember, these wells are located in remote areas of the state and are difficult to access even in the best of weather. Marathon has all ready paid Big Cat for their 11 ARID Tools. Marathon is anxious to install their tools and put them in production and has informed Big Cat that they will share the information from these wells when it becomes available.

Montana has approved a pilot project utilizing re-injection as a process in producing CBM wells; even though this pilot does not use the ARID tool it does have huge implications for future ARID tools sales in Montana.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.